Exhibit 16.1

July 10, 2019

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re:	Scivanta Medical Corporation Commission File Number 000-27119

Dear Sir or Madam:

We have read the Form 8-K of Scivanta Medical Corporation dated July 10, 2019, and agree with the statements concerning our Firm made in the Changes in Registrant’s Certifying Accountant paragraphs two, four, and five. We have no basis to agree or disagree with respect to paragraph one and three in Changes in Registrant’s Certifying Accountant.

Very truly yours,

/s/ Mazars USA LLP

Mazars USA LLP (formerly WeiserMazars LLP)

New York, NY